Exhibit 4.6

AMENDMENT NUMBER ONE

TO THE

BRIGHTHOUSE FINANCIAL, INC.

EMPLOYEE STOCK PURCHASE PLAN

The BRIGHTHOUSE FINANCIAL, INC. EMPLOYEE STOCK PURCHASE PLAN (“Plan”) is hereby amended as follows, effective as of February 23, 2018:

1.	Section 4.1 of the Plan shall be restated in its entirety to read as follows:

“General Rule. Except as otherwise provided herein, any individual who is an Employee as of the first day of the month prior to the month in which a particular Offering Period begins shall be eligible to participate in the Plan with respect to such particular Offering Period.”

2.	To provide clarity and avoid confusion, the first sentence of Section 5.1 of the Plan shall be restated in its entirety to read as follows:

“Subject to the provisions of Sections 5.7 and 9.4, the number of shares of Common Stock that may be issued under the Plan shall not exceed 600,000 shares.”

3.	The first sentence of Section 5.4 of the Plan shall be restated in its entirety to read as follows:

“Unless the Plan Administrator shall establish a higher or lower maximum rate of contribution, Payroll Contributions may not exceed the lesser of $21,250.00 or 50% of a Participant’s Compensation. Payroll Contributions are held as general assets of the Company or any Participating Subsidiary until the Date of Exercise and will not earn any interest.”

4.	The final sentence of Section 9.2 of the Plan shall be amended in its entirety to read as follows:

“Shares of Common Stock received upon the exercise of Options under the Plan shall not be transferable by a Participant for a period of six months immediately following the Date of Exercise, or such longer or shorter period as the Plan Administrator shall determine with respect to any Offering Period.”

IN WITNESS WHEREOF, Brighthouse Financial, Inc. has caused this amendment to be executed in its name and behalf this 23rd day of February 2018, by the Plan Administrator of the Plan thereunto duly authorized.

BRIGHTHOUSE FINANCIAL, INC.

By:	/s/ Mark J. Davis
Mark J. Davis
Plan Administrator

Witness:

/s/ Elyse Moore